Ex 99.9(b)
BioLargo Announces the Purchase of a One Half Interest in Award Winning Isan System to Solve Food Safety Issues

LA MIRADA, CA—October 6, 2011--BioLargo, Inc. (OTCBB: BLGO), creator of patented iodine technologies, today announced that it had entered into a joint venture relationship whereby it purchased a 50% interest in the patents and other intellectual property surrounding the Isan system. BioLargo’s prior license agreement with Ioteq Inc., relating to the Isan system, was formally terminated on October 3, 2011. As a result of the transaction, the Isan system technology is now owned on an equal basis between BioLargo and Peter Holdings Pty. Ltd., which was the principal source of capital that funded the development and commercial efforts related to Ioteq IP Pty. Ltd. and the Isan system. The intellectual property was purchased by Peter Holdings and BioLargo from Ioteq IP Pty. Ltd., which has now ceased operations and is in process of liquidation.

“BioLargo’s existing iodine technologies are synergistic with the Isan system, stated BioLargo President and CEO, Dennis Calvert. “The Isan system has received patents in multiple countries, and regulatory approval in Australia and New Zealand. Currently there are approximately 150 installations being serviced by a local Australian distributor with an emphasis in hydroponics, irrigation supply and post harvest wash related uses.”

“The patented Isan system is a proven iodine based disinfection system for use across many industries. It has a robust history and commercial proof of claims that have been advanced in Australia over the past nine years. It has been referred to as one of the most important technical advancements in food safety in the past 20 years, and won a ‘top 50 water company award’ by the Artemis Project in 2010.  We believe its role in sustainable water recycle and reuse programs will be of global interest as we work to position it as a staple technology in agriculture production, processing and food safety programs. We have been encouraged by the feedback and interest we have received from key global industry participants since we began working with the Isan system in 2008. Recent food borne illness and even death from dangerous pathogens like listeria, salmonella and E. coli all point to the need for the traceability and reliability for disinfection performance that the Isan system offers.  We are thankful for our relationship with Peter Holdings and the Isan system and we have high expectations for its future.”

About BioLargo, Inc.

BioLargo's business strategy is to harness and deliver Nature's Best Solution™ -- free-iodine -- in a safe, efficient, environmentally sensitive and cost-effective manner. BioLargo's proprietary technology works by combining micro-nutrient salts with liquid from any source to deliver free-iodine on demand, in controlled dosages, in order to balance efficacy of performance with concerns about toxicity. BioLargo's technology has potential commercial applications within global industries, including but not limited to oil and gas, animal health, beach and soil environmental uses, consumer products, agriculture, food processing, medical, and water. It features solutions for odor & moisture control, disinfection and contaminated water treatment. The company's website is www.BioLargo.com. In 2010, Odor-No-More was awarded two Editor's Choice Awards, including a "Product of the Year" award, by the Horse Journal, a top industry award for excellence and are sold by BioLargo's wholly owned subsidiary, Odor-No-More, Inc. (www.OdorNoMore.com). In early 2011, the company signed an exclusive license agreement for use in pet products with industry leader Central Garden and Pet.

Safe Harbor Statement

The statements contained herein, which are not historical, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to, the risks and uncertainties included in BioLargo's current and future filings with the Securities and Exchange Commission, including those set forth in BioLargo's Annual Report on Form 10-K for the year ended December 31, 2010.

BioLargo Contacts
Dennis P. Calvert
President
949-643-9540

Howard Isaacs
Investor Relations
562-987-4939

Email Contact:  Info@biolargo.com